Exhibit 99.1

Kellogg Company News
For release:	May 4, 2011
Analyst Contact:	Kathryn Koessel	(269) 961-9089
Media Contact:	Kris Charles	(269) 961-3799

KELLOGG COMPANY BUILDING MOMENTUM;

DELIVERS STRONG TOP-LINE PERFORMANCE IN FIRST QUARTER 2011;

REAFFIRMS 2011 CURRENCY-NEUTRAL EPS GUIDANCE

BATTLE CREEK, Mich. – Kellogg Company (NYSE: K) today announced that first quarter 2011 reported net sales increased 5 percent to $3.5 billion. Internal net sales, which exclude the effects of foreign currency translation, rose 3 percent over the same period. First quarter 2011 operating profit was $572 million, a decline of 10 percent on a reported basis and 12 percent on an internal basis. The decline is attributed to increased input costs and a double-digit increase in brand building as the Company reinvested to drive momentum. The benefit from recent pricing actions was not fully reflected in first quarter results. In addition, the Company is lapping a difficult year-over-year comparison with first quarter 2010 internal operating profit growth of 17 percent.

Reported earnings for the first quarter 2011 were $366 million, or $1.00 per diluted share, a decline of 8 percent from first quarter 2010 reported earnings of $1.09 per diluted share. On a currency-neutral basis, first quarter 2011 earnings per share declined 10 percent compared with first quarter 2010 currency-neutral earnings per share growth of 27 percent.

“We had a solid start to 2011, exceeding our internal expectations for the quarter. Our top-line growth reflects our increased emphasis on innovation, investment in brand building and net price realization. Our momentum is building, as demonstrated by strong share gains in most of our U.S. categories,” said John Bryant, Kellogg Company’s president and chief executive officer. “We are raising our full-year 2011 internal net sales guidance to approximately 4 percent to offset higher input costs, and we are on track to meet our operating profit and currency-neutral 2011 EPS

-more-

guidance. We will continue to leverage the power of our brands to achieve our goals for 2011 and remain focused on delivering sustainable growth over the long term.”

North America

During the first quarter 2011, Kellogg North America net sales increased 4 percent on a reported basis to $2.4 billion, while internal net sales increased 3 percent. On an internal basis, North America Retail Cereal net sales rose 2 percent driven, in part, by the strength of recently launched innovation. North America Retail Snacks delivered robust internal net sales growth of 5 percent. North America Frozen and Specialty Channels first quarter internal net sales grew 4 percent as the momentum in the Eggo business continued to accelerate. First quarter 2011 North America operating profit declined 12 percent on both a reported and internal basis, due to a difficult year-over-year comparison of 22 percent growth on an internal basis for the first quarter 2010, higher cost of goods sold, and increased brand building investment.

International

Kellogg International posted first quarter 2011 reported net sales of $1.1 billion, growing 8 percent year-over-year. On an internal basis, excluding the effects of currency translation, net sales increased 2 percent. Compared with the same period last year, internal net sales in Europe decreased 1 percent, driven primarily by the continued difficult operating environment in the United Kingdom. Latin America internal net sales grew 10 percent, and Asia Pacific internal net sales rose 2 percent. Reported first quarter 2011 operating profit for the Kellogg International business declined 3 percent. On an internal basis, operating profit decreased 9 percent as a result of higher

-more-

input costs across the businesses. In addition, the benefit from recent price increases was not fully reflected in the first quarter results.

Interest and Tax

Kellogg’s interest expense was $67 million for the quarter. The reported first quarter 2011 effective tax rate was 27.7 percent.

Cash flow

Cash flow, defined as cash from operating activities less capital expenditures, was $207 million for the quarter, compared to $190 million in the first quarter of 2010.

Kellogg repurchased more than $300 million of shares during the first quarter under its $2.5 billion three-year share repurchase authorization.

Kellogg 2011 Guidance

The Company increased its full-year 2011 internal net sales growth guidance to approximately 4 percent to offset higher input costs and reiterated its 2011 internal operating profit guidance of approximately flat to down two percent year-over-year. The Company also reaffirmed its full-year 2011 guidance of currency-neutral earnings per share growth in the low single-digit range. Assuming no foreign exchange impact, this implies earnings per share in the range of $3.33 to $3.40. Using forward rates as of April 29, 2011, the Company estimates a $0.09 foreign exchange benefit, which would result in reported 2011 EPS guidance of $3.42 to $3.49.

-more-

Conference Call / Webcast

Kellogg will host a conference call to discuss these results on May 4, 2011 at 9:30 a.m. Eastern Time. The conference call and accompanying presentation slides will be broadcast live over the Internet at http://investor.kelloggs.com. Analysts and institutional investors may participate in the Q&A session by dialing 888-465-4043 in the U.S., and 201-604-5146 outside of the U.S. Members of the media and the public are invited to attend in a listen-only mode. Rebroadcast information is available at http://investor.kelloggs.com.

About Kellogg Company

For more than 100 years, consumers have counted on Kellogg for great-tasting, high-quality and nutritious foods. Kellogg Company, with 2010 sales of more than $12 billion, is the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, fruit-flavored snacks, frozen waffles and veggie foods. Kellogg Company’s beloved brands, which are manufactured in 18 countries and marketed in more than 180 countries, include Kellogg’s®, Keebler®, Pop-Tarts®, Eggo®, Cheez-It®, All-Bran®, Mini-Wheats®, Nutri-Grain®, Rice Krispies®, Special K®, Chips Deluxe®, Famous Amos®, Sandies®, Austin®, Club®, Murray®, Kashi®, Bear Naked®, Morningstar Farm®, Gardenburger® and Stretch Island®. For more information on the Kellogg Company, including our corporate responsibility initiatives, visit www.kelloggcompany.com.

-more-

Forward-Looking Statements Disclosure

This news release contains, or incorporates by reference, “forward-looking statements” with projections concerning, among other things, the Company’s strategy, and the Company’s sales, earnings, margin, operating profit, costs and expenditures, interest expense, tax rate, capital expenditure, dividends, cash flow, debt reduction, share repurchases, costs, brand building, ROIC, working capital, growth, new products, innovation, cost reduction projects, and competitive pressures. Forward-looking statements include predictions of future results or activities and may contain the words “expects,” “believes,” “should,” “will,” “anticipates,” “projects,” “estimates,” “can,” or words or phrases of similar meaning.

The Company’s actual results or activities may differ materially from these predictions. The Company’s future results could also be affected by a variety of factors, including the impact of competitive conditions; the effectiveness of pricing, advertising, and promotional programs; the success of innovation, renovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the success of productivity improvements and business transitions; commodity and energy prices; labor costs; disruptions or inefficiencies in supply chain; the availability of and interest rates on short-term and long-term financing; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses, and other general and administrative costs; changes in consumer behavior and preferences; the effect of U.S. and foreign economic conditions on items such as interest rates, statutory tax rates, currency conversion and availability; legal and regulatory factors including changes in food safety, advertising and labeling laws and regulations; the ultimate impact of product recalls; business disruption or other losses from war, terrorist acts or political unrest; and other items.

-more-

Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update them.

-more-

Kellogg Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(millions, except per share data)

	Quarter ended
(Results are unaudited)	April 2, 2011	April 3, 2010

Net sales	$3,485	$3,318

Cost of goods sold	2,064	1,893
Selling, general and administrative expense	849	788

Operating profit	572	637

Interest expense	67	65
Other income (expense), net	—	1

Income before income taxes	505	573
Income taxes	140	156

Net income	$365	$417

Net income (loss) attributable to noncontrolling interests	(1)	(1)

Net income attributable to Kellogg Company	$366	$418

Per share amounts:
Basic	$1.00	$1.10
Diluted	$1.00	$1.09

Dividends per share	$.4050	$.3750

Average shares outstanding:
Basic	365	380

Diluted	368	384

Actual shares outstanding at period end	362	380

Kellogg Company and Subsidiaries

SELECTED OPERATING SEGMENT DATA

	Quarter ended
(millions) (Results are unaudited)	April 2, 2011	April 3, 2010

Net sales
North America	$2,364	$2,275
Europe	621	606
Latin America	261	222
Asia Pacific (a)	239	215

Consolidated	$3,485	$3,318

Segment operating profit
North America (b)	$440	$498
Europe	101	105
Latin America	48	45
Asia Pacific (a)	31	37
Corporate (b)	(48)	(48)

Consolidated	$572	$637

(a)	Includes Australia, Asia and South Africa.

(b)	Research and Development expense totaling $3 million was reallocated to Corporate from North America for the first quarter of 2010.

Kellogg Company and Subsidiaries

CONSOLIDATED STATEMENT OF CASH FLOWS

(millions)

	Quarter ended
(unaudited)	April 2, 2011	April 3, 2010

Operating activities
Net income	$365	$417
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	89	87
Deferred income taxes	6	(11)
Other	6	44
Postretirement benefit plan contributions	(178)	(22)
Changes in operating assets and liabilities	22	(265)

Net cash provided by operating activities	310	250

Investing activities
Additions to properties	(103)	(60)
Other	4	1

Net cash used in investing activities	(99)	(59)

Financing activities
Net issuances of notes payable	1,031	80
Reductions of long-term debt	(946)	—
Net issuances of common stock	122	74
Common stock repurchases	(329)	(148)
Cash dividends	(148)	(142)
Other	4	2

Net cash used in financing activities	(266)	(134)

Effect of exchange rate changes on cash and cash equivalents	15	(4)

Increase (decrease) in cash and cash equivalents	(40)	53
Cash and cash equivalents at beginning of period	444	334

Cash and cash equivalents at end of period	$404	$387

Supplemental financial data:

Cash Flow (operating cash flow less property additions) (a)	$207	$190

(a)	We use this non-GAAP financial measure of cash flow to focus management and investors on the amount of cash available for debt repayment, dividend distributions, acquisition opportunities, and share repurchases.

Kellogg Company and Subsidiaries

CONSOLIDATED BALANCE SHEET

(millions, except per share data)

	April 2, 2011	January 1, 2011
	(unaudited)	*

Current assets
Cash and cash equivalents	$404	$444
Accounts receivable, net	1,367	1,190
Inventories:
Raw materials and supplies	243	224
Finished goods and materials in process	732	832
Deferred income taxes	134	110
Other prepaid assets	171	115

Total current assets	3,051	2,915

Property, net of accumulated depreciation of $4,816 and $4,690	3,183	3,128
Goodwill	3,630	3,628
Other intangibles, net of accumulated amortization of $47 and $47	1,456	1,456
Pension	463	333
Other assets	405	387

Total assets	$12,188	$11,847

Current liabilities
Current maturities of long-term debt	$—	$952
Notes payable	1,078	44
Accounts payable	1,199	1,149
Accrued advertising and promotion	462	405
Accrued income taxes	92	60
Accrued salaries and wages	179	153
Other current liabilities	408	421

Total current liabilities	3,418	3,184

Long-term debt	4,905	4,908
Deferred income taxes	749	697
Pension liability	176	265
Other liabilities	636	639

Commitments and contingencies

Equity
Common stock, $.25 par value	105	105
Capital in excess of par value	503	495
Retained earnings	6,325	6,122
Treasury stock, at cost	(2,835)	(2,650)
Accumulated other comprehensive income (loss)	(1,789)	(1,914)

Total Kellogg Company equity	2,309	2,158

Noncontrolling interests	(5)	(4)

Total equity	2,304	2,154

Total liabilities and equity	$12,188	$11,847

*	Condensed from audited financial statements.

Kellogg Company and Subsidiaries

Analysis of net sales and operating profit performance

First quarter of 2011 versus 2010

(dollars in millions)	North America	Europe	Latin America	Asia Pacific (a)	Corporate	Consolidated
2011 net sales	$2,364	$621	$261	$239	$—	$3,485

2010 net sales	$2,275	$606	$222	$215	$—	$3,318

% change - 2011 vs. 2010:
Volume (tonnage) (b)	1.8%	-.6%	4.1%	4.9%	—	1.8%
Pricing/mix	1.7%	—%	6.1%	-2.7%	—	1.3%

Subtotal - internal business	3.5%	-.6%	10.2%	2.2%	—	3.1%
Foreign currency impact	.4%	3.1%	7.2%	9.2%	—	1.9%

Total change	3.9%	2.5%	17.4%	11.4%	—	5.0%

(dollars in millions)	North America (c)	Europe	Latin America	Asia Pacific (a)	Corporate (c)	Consolidated
2011 operating profit	$440	$101	$48	$31	$(48)	$572

2010 operating profit	$498	$105	$45	$37	$(48)	$637

% change - 2011 vs. 2010:
Internal business	-12.1%	-8.7%	1.0%	-23.2%	-1.6%	-12.3%
Foreign currency impact	.4%	4.7%	7.3%	7.8%	—	2.1%

Total change	-11.7%	-4.0%	8.3%	-15.4%	-1.6%	-10.2%

(a)	Includes Australia, Asia, and South Africa.

(b)	We measure the volume impact (tonnage) on revenues based on the stated weight of our product shipments.

(c)	Research and Development expense totaling $3 million was reallocated to Corporate from North America for the first quarter of 2010.

Kellogg Company and Subsidiaries

Up-Front Costs*

$ millions

	Quarter ended April 2, 2011
	Cost of goods sold	Selling, general and administrative expense (a)	Total
2011
North America	$1	$2	$3
Europe	6	—	6
Latin America	—	—	—
Asia Pacific	1	—	1
Corporate	—	—	—

Total	$8	$2	$10

	Quarter ended April 3, 2010
	Cost of goods sold	Selling, general and administrative expense (a)	Total
2010
North America	$7	$6	$13
Europe	3	1	4
Latin America	—	—	—
Asia Pacific	1	1	2
Corporate	—	—	—

Total	$11	$8	$19

2011 Variance - better(worse) than 2010
North America	$6	$4	$10
Europe	(3)	1	(2)
Latin America	—	—	—
Asia Pacific	—	1	1
Corporate	—	—	—

Total	$3	$6	$9

*	Up-front costs are charges incurred by the Company which will result in future cash savings and/or reduced depreciation.

(a)	Includes $2 million of SAP reimplementation costs incurred in North America in the first quarter of 2010 and 2011.